Exhibit 3.1.1

ARTICLES OF INCORPORATION
OF
NEW WEST BANCSHARES, INC.

The undersigned incorporator for the purpose of forming a corporation under the General Corporation Law of the State of California hereby certifies:

One: The name of the corporation is:

New West Bancshares, Inc.

Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California other than the banking business, the trust company business or the practice of a profession permitted to being incorporated by the California Corporations Code.

Three: The name of the corporation’s initial agent for service of process is:

C T Corporation System.

Four: 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is twenty million (20,000,000), of which ten million (10,000,000) shares shall be Common Stock and ten million (10,000,000) shares shall be Preferred Stock.

2. The board of directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the board of directors hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(A) the designation of such series and the number of shares to constitute such series;

(B) whether the shares of such series shall have voting rights, in addition to any voting  rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(C) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(D)  whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other conditions of such redemption;

(E) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

(F) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(G) whether the shares of  such series shall be convertible into, or exchangeable for, shares of stock of any other class of any other series of this class or any other securities and, if so, the price or prices the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(H) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(I) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class; and

(J) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations, and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Five: No action required or permitted to be taken at any annual or special meeting of shareholders of this corporation may be taken without a meeting and without prior notice through a consent in writing, unless all shareholders entitled to vote have signed a unanimous written consent pertaining to Such action.

Six: The board of directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity securities of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase, leas, or otherwise acquire all or substantially all of the property of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, consider all of the following factors and any other factors it deems relevant: (i) the social and economic effects on the employees, customers, suppliers, and other constituents of the corporation and on the communities in which the corporation or its subsidiaries operate or are located; (ii) whether the proposed transaction might violate federal or state laws; and (iii) not only the consideration being offered in the proposed transaction in relation to the then current market price for the outstanding capital stock of the corporation, but also to the market price for the capita1 stock of the corporation over a period of years, the estimate price that might be achieved in a negotiated sale of the corporation as a whole or in part and the corporation’s future value as an independent entity.

Seven: The vote of the shareholders of the corporation which shall be required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article Seven.

1. In addition to any affirmative vote required by law, any other provision of these Articles of Incorporation or otherwise, and except as otherwise expressly provided in paragraph 2 or 6 of this Article Seven, none of the following transactions shall be consummated unless and until such transaction shall have been approved by the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors ("Capital Stock"):

(A) any merger or consolidation of the corporation or any material Subsidiary (as hereinafter defined) with or into (i) any corporation which is an Interested Shareholder (as hereinafter defined) or (ii) any other corporation which is or after such merger or consolidation would be an Interested Shareholder; or

(B) any sale, license, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of transactions) to or with any Interested Shareholder of any material asset or assets of the corporation; or

(C) the issuance or transfer by the corporation or any Subsidiary (whether in one transaction or a series of transactions) to an Interested Shareholder of any securities of the corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) of $250,000 or more; or

(D) any reclassification of any securities of the corporation (including any reverse stock split), any recapitalization of the corporation, any merger or consolidation of the corporation with or into any of its Subsidiaries, or any other transaction (whether or not with or involving any Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or series thereof of the corporation or of any Subsidiary directly or indirectly Beneficially Owned (as hereinafter defined) by any

Interested Shareholder or as a result of which the shareholder’s of the corporation would cease to be shareholders of a corporation having, as part of its articles of incorporation, provisions to the same effect as this Article Seven.

The term “Business Combination” as used in this Article Seven shall mean any transaction or proposed transaction which is referred to in any one or more of the foregoing subparagraphs (A) through (D) of this paragraph 1 of this Article Seven.

2. The provisions of paragraph 1 of this Article Seven shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote, if any, as is required by law and any other Article hereof or any agreement between the corporation and any national securities exchange or otherwise, if all of the conditions specified in either of the following paragraphs (A) or (B) are satisfied:

(A) such Business Combination shall have  been approved by a majority of the Disinterested Directors (as hereinafter defined); or

(B) if all the conditions specified in each of the following subparagraphs (i), (ii), (iii), (iv) and (v) are satisfied:

(i) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Capital Stock in such Business Combination, shall be at least equal to the higher of the following:

(a) if applicable, the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers’ fees and other expenses) paid by the Interested Shareholder involved in such Business Combination for any shares of Capital Stock acquired by it during the five-year period immediately prior to the consummation date of such Business Combination, and

(b) the Fair Market Value per share of Capital Stock on the Determination Date (as hereinafter defined) in respect of such Interested Shareholder, the Announcement Date (as hereinafter defined) or the consummation date of such Business Combination, whichever is highest;

provided, however, that the prices referred to in the foregoing clauses (a) and (b) of this subparagraph (i) shall be adjusted to reflect fairly any stock dividend, stock split, reverse stock split, combination of shares, recapitalization, reorganization or similar event affecting the number of shares of Capital Stock outstanding and the market price per share of outstanding shares of Capital Stock which has occurred after the date as of which such price is determined; and

(ii) unless otherwise specifically required by law, the holders of shares of Capital Stock shall have the rights at their option, to receive payment in cash as the consideration for their shares in the Business Combination, if cash was previously paid by the Interested Shareholder involved in such Business Combination in order to acquire any shares of Capital Stock or any interest in shares of Capital Stock within the two-year period immediately prior to the Announcement Date; and

(iii) after the Determination Date in respect of the Interested Shareholder involved in such Business Combination and prior to the consummation of such Business Combination:

(a) if regular dividends have been  paid by the corporation, except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any dividend (whether or not cumulative);

(b) there shall have been no reduction in the annual rate of dividends, if any, paid on the Capital Stock (except as necessary to reflect any subdivision of the Capital Stock),

except as approved by a majority of the Disinterested Directors;

(c) there shall have been an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split or combination of shares), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Capital Stock, unless the failure to increase such annual rate is approved by a majority of the Disinterested Directors; and

(d) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder; and

(iv) after the Determination Date in respect of the Interested Shareholder involved in such Business Combination, such Interested Shareholder shall not have received the benefit, directly or indirectly (except as a shareholder of the corporation, in proportion to its shareholding), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

(v) a proxy or information statement describing the proposed Business Combination and substantially complying with the requirementis of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing or revising such Act, rules or regulations) shall, at the corporation’s expense, be mailed to shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy, or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions, and the Disinterested Directors, if there are any at the time, shall have been provided a reasonable, opportunity to state their views therein with respect to such proposed Business Combination and to include therewith an opinion of an independent investment banking or appraisal firm selected by the Disinterested Directors with respect to such Business Combination.

3. For the purpose of this Article Seven:

(A) An “Affiliate” of a person shall mean any person who, directly or indirectly, controls, is controlled by or is under common control with such person.

(B) “Announcement Date” with respect to any Business Combination means the date on which the proposal of such Business Combination is first publicly announced.

(C) An “Associate” shall mean

(i) with respect to a corporation or association, any officer or director thereof or of a subsidiary thereof,

(ii) with respect to a partnership, any general partner thereof or any limited partner thereof having a 10 percent ownership interest in such partnership,

(iii) with respect to a business trust, any officer or trustee thereof or of any subsidiary thereof,

(iv) with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any person who has a substantial interest as a beneficiary of such trust or estate,

(v) with respect to a natural person, the spouses and children thereof and any other relative thereof or of the spouse thereof who has the same home, and

(vi) any Affiliate of any such person.

(D) A person shall be a “Beneficial Owner” of, or have “Beneficial Ownership” of or “Beneficially Own,” any Capital Stock over which such person or any of its Affiliates or Associates, directly or indirectly, through any contract, arrangement, understanding or relationship, has or shares or, upon the exercise of any conversion right, exchange right, warrant, option or similar interest (whether or not then exercisable), would  have or share either

(i) voting power (including the power to vote or to direct the voting) of such security or

(ii) investment power (including the power to dispose or direct the disposition) of such security. For the purposes of determining whether a person is an Interested Shareholder, the number of shares of Capital Stock deemed to be outstanding shall include any shares Beneficially Owned by such person even though not actually outstanding, but shall not include any other shares of Capital Stock which are not outstanding but which may be issuable to other persons pursuant to any agreement, arrangement or understanding, of upon exercise of any conversion right, exchange right, warrant, option or similar interest.

(E) “Consolidated Transaction Reporting System” shall mean the system of reporting securities information operated under the authority of Rule llAa3-l under the Securities Exchange Act of 1934, as amended, as such rule may from time to time be amended, and any successor rule or rules.

(F)  “Determination Date” in respect of an Interested Shareholder shall mean the date on which such Interested Shareholder first became an Interested Shareholder.

(G)  “Disinterested Director” shall mean any member of the board of directors of the corporation who is not an Affiliate or Associate of, and was not directly or indirectly a nominee of, any Interested Shareholder involved in such Business Combination or any Affiliate or Associate of such Interested Shareholder and who (i) was a  member of the board of directors prior to the time that such Interested Shareholder became an

Interested Shareholder or (ii) is a successor of a Disinterested Director and was nominated to succeed a Disinterested Director by a majority of the Disinterested Directors on the board of directors at the time of his nomination. Any reference to “Disinterested Directors” shall refer to a single Disinterested Director if there be but one. Any reference to an approval, designation or determination by a majority of the Disinterested Directors shall mean such approval, designation or determination by a committee of the board of directors comprised of all Disinterested Directors and exercising its authority as a committee of the board to the extent permissible by law.

(H) “Fair Market Value” as of any particular date shall mean:

(i) in the case of stock, the average of the closing sale price during the 90 trading days immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the last sale prices at 4 P.M. New York time during the 90 trading days immediately preceding the date in question repeated in the Consolidated Transaction Reporting System (as heretofore defined) or, if such stock is not so reported, the average of the highest reported bid and the lowest reported asked quotations for a share of such stock furnished by the National Association of Securities Dealers Automated Quotation System or any successor quotation reporting system or, if quotations are not available in such system, as furnished by the National Quotation Bureau Incorporated or, if quotations are not available in such system, any similar organization furnishing quotations and, if no such quotations are available, the fair  market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith and

(ii) in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question as determined by a reputable investment banking or appraisal firm in good faith (such firm to be engaged solely on behalf of the shareholders other than the Interested Shareholder, to be paid a reasonable fee for their services by the corporation upon receipt of such opinion and which fee shall not be contingent on the consummation of the action or transaction, to be a firm which has not previously been associated with or rendered substantial services to or acted as manager of an underwriting or as agent for the interested Shareholder or any other person whose stock in the corporation or any Subsidiary the Interested Shareholder beneficially owns or controls, and to be selected by a majority of the Disinterested Directors) and which value has been approved by a majority of the Disinterested Directors in good faith.

(I)  “Interested Shareholder” shall mean any person, other than the corporation, any Subsidiary or any employee benefit plan of the corporation or any Subsidiary, who or which:

(i) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock which are entitled to cast five percent or more of the total votes which all of the then outstanding shares of Capital Stock are entitled to cast in the election of directors or is an Affiliate or Associate of any such person or

(ii) acts with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the corporation, and such group is the Beneficial Owner, directly or indirectly, of shares of Capital Stock which are entitled to cast five percent or more of the total votes which all of the then outstanding shares of Capital Stock are entitled to cast in the election of directors, and any reference to a particular Interested Shareholder involved in a Business Combination shall also refer to any Affiliate or Associate thereof, any predecessor thereto and any other person acting as a member of a partnership, limited partnership, syndicate or group with such particular Interested Shareholder within the meaning of the foregoing clause (ii) of this subparagraph (I).

(J)  A “person” shall mean any individual, firm, corporation (which shall include a business trust), partnership, joint venture, trust or estate, association or other entity.

(K) “Subsidiary” shall mean any corporation or partnership of which a majority of any class of its equity securities is owned, directly or indirectly, by the corporation.

4.  A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry all facts necessary to determine compliance with this Article Seven, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Capital Stock Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether the requirements of paragraph 2 of this Article Seven have been met with respect to any Business Combination, and (v) whether two or more transactions constitute a "series of transactions" for purposes of paragraph 1 of this Article Seven. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article Seven.

5. Nothing contained in this Article Seven shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

6. The provisions of paragraph 1 of this Article Seven shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote of shareholders, if any, as is required by law and any other Article hereof or any agreement between the corporation and any national securities exchange or otherwise, if on the date of determining the shareholders entitled to vote on such Business Combination, the laws of the State of California do not permit the corporation to require the affirmative vote of the holders of at least 66-2/3 percent of the combined voting power of the outstanding shares of Capital Stock to approve such Business Combination.

7. In addition to any requirements of law and any other provisions hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law or any other provision hereof), the affirmative vote of the holders of at least 66-2/3 percent of the voting power of the then outstanding shares of stock of all classes and all series of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article Seven hereof.

Eight: 1. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.  The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or Disinterested Directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

3.  Any repeal or modification of the foregoing provisions of this Article Eight by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed the Articles of Incorporation this, 16th day of February, 1989.

Daniel F. Holland, Incorporator

Daniel F. Holland declares that he is the person who executed the foregoing Articles of Incorporation and that said instrument is his act and deed.